UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [   ]

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[   ] Preliminary Proxy Statement
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[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to §240.14a-12

ClearOne Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 20, 2006

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ClearOne Communications, Inc. (the "Company"), a Utah Corporation, will be held on November 20, 2006, at 10:00 A.M. MST, at the Salt Lake City Airport Hilton, 5151 Wiley Post Way, Salt Lake City, Utah 84116.

Please note that attendance at the Annual Meeting will be limited to shareholders of record (or their authorized representatives) at the close of business on October 12, 2006. Proof of ownership can be a copy of the enclosed proxy card.

The following describes the purpose of the Annual Meeting:

1.	To elect six members of the Company's Board of Directors;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors recommends that an affirmative vote be cast in favor of all nominees and for each of the proposals listed in the proxy card.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder has previously returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
President, Chief Executive Officer,
and Member of the Board of Directors

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The enclosed Proxy is solicited on behalf of the Board of Directors of ClearOne Communications, Inc. (the "Company") for use at the Company's 2006 Annual Meeting of Shareholders ("Annual Meeting") to be held November 20, 2006 at 10:00 A.M. MST, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the above date and time at the   Salt Lake City Airport Hilton, 5151 Wiley Post Way, Salt Lake City, Utah 84116.

These proxy solicitation materials are being first furnished to shareholders of the Company on or about October 24, 2006.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on October 12, 2006 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 12,185,427 shares of Common Stock were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock held on the record date.

Voting of Proxies

By completing and returning the accompanying proxy, the shareholder authorizes Zeynep Hakimoglu, President and Chief Executive Officer, and Greg A. LeClaire, Vice-President Finance, as designated on the face of the proxy, to vote all shares for the shareholder. All proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR each of the nominees and listed proposals.

Vote Required for Approval

A quorum of the shares of the Company must be present at the Annual Meeting in order for the shareholders to take official action. Under Utah law and the Articles of Incorporation and Bylaws of the Company, a quorum will exist if a majority of the shares issued by the Company and entitled to vote on a matter at the Annual Meeting are present, in person or by proxy. Abstentions and broker non-votes will be considered present at the Annual Meeting and will be counted for purposes of determining whether a quorum exists, but abstentions and broker non-votes will not be counted for purposes of determining the vote on any matter currently proposed for action at the Annual Meeting. The election of directors will be determined by plurality vote. The Board of Directors recommends that an affirmative vote be cast in favor of all nominees and for the proposal listed in the proxy card.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, a written notice of revocation, a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation

The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation, personally or by telephone, facsimile, or telegram.

PROPOSAL ONE -- ELECTION OF DIRECTORS

The Company had six directors as of October 12, 2006. The term of each of our directors expires at the 2006 Annual Meeting. Six are nominated for reelection at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified. Unless otherwise instructed, the proxies will be voted for the election of the six nominees named below. In the event any nominee is unable to serve, the proxies will be voted for a substitute nominee, if any, to be designated by the Board of Directors. The Board of Directors has no reason to believe any nominee will be unavailable.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES NAMED BELOW TO THE BOARD OF DIRECTORS.

Nominees for Director

The following individuals were directors of the Company as of October 12, 2006 and are nominated for reelection as directors of the Company:

Name	Age	Position with ClearOne Communications, Inc.	Director Since
Edward Dallin Bagley	68	Chairman of the Board of Directors	1994
Brad R. Baldwin	50	Director	1988
Zeynep “Zee” Hakimoglu	53	President, Chief Executive Officer, and Director	2006
Larry R. Hendricks	63	Director	2003
Scott M. Huntsman	41	Director	2003
Harry Spielberg	50	Director	2001

Edward Dallin “Dal” Bagley joined our Board of Directors in April 1994 and was named Chairman of the Board in February 2004. Mr. Bagley also served as a Director from April 1987 to July 1991. Mr. Bagley has served as a Director of Tunex International. Mr. Bagley has been licensed to practice law in Utah since 1965 and holds a Juris Doctorate Degree from the University of Utah College of Law. For in excess of the past five years, Mr. Bagley has managed his own investments and served as a consultant from time to time.

Brad R. Baldwin joined our Board of Directors in October 1988. Mr. Baldwin is an attorney licensed to practice in Utah. Since April 2001, he has been engaged in the commercial real estate business with Commerce CRG in Salt Lake City, Utah. From February 2000 to March 2001, Mr. Baldwin was an executive with Idea Exchange Inc. From October 1994 to January 2000, he served as President and Chief Executive Officer of Bank One, Utah, a commercial bank headquartered in Salt Lake City, Utah. Mr. Baldwin holds a Degree in Finance from the University of Utah and a Juris Doctorate Degree from the University of Washington.

Zee Hakimoglu joined our Board of Directors in April 2006. Ms. Hakimoglu joined us in December 2003 with more than 15 years of executive and senior-level, high-tech management experience and was appointed as President and Chief Executive Officer in July 2004. She served in a variety of executive business development, product marketing, and engineering roles including Vice-President of Product Line Management for ClearOne from December 2003 to July 2004; Vice-President of Product Line Management for Oplink Communications, a publicly traded developer of fiber optic subsystems and components from December 2001 to December 2002; President of OZ Optics USA, a manufacturer of fiber optic test equipment and components from August 2000 to November 2001; and various management positions including Vice-President of Wireless Engineering and wireless business unit Vice-President for Aydin Corp., a telecommunications equipment company, formerly traded on the New York Stock Exchange from May 1982 until it was acquired in September 1996. She also was Vice-President of Business Development for Kaifa Technology from October 1998 to August 2000 and was instrumental in its acquisition by E-Tek Dynamics, then again acquired by JDS Uniphase. Through these acquisitions, she held the role of Deputy General Manager of the Kaifa business unit. Ms. Hakimoglu earned a Bachelor of Science Degree in Physics from California State College, Sonoma, and a Master’s Degree in Physics from Drexel University.

Larry R. Hendricks joined our Board of Directors in June 2003. Mr. Hendricks is a Certified Public Accountant who retired in December 2002 after serving as Vice-President of Finance and General Manager of Daily Foods, Inc., a national meat processing company. During his 30-year career in accounting, he was also a self-employed CPA and worked for the international accounting firm Peat Marwick & Mitchell. Mr. Hendricks has served on the boards of eight other organizations, including Tunex International, Habitat for Humanity, Daily Foods, and Skin Care International. He earned a Bachelor's Degree in Accounting from Utah State University and a Master of Business Administration Degree from the University of Utah. Mr. Hendricks is currently a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants.

Scott M. Huntsman joined our Board of Directors in June 2003. Mr. Huntsman has served as President and Chief Executive Officer of GlobalSim, a private technology and simulation company, since February 2003 and Chief Financial Officer from April 2002 to February 2003. Prior to GlobalSim, he spent 11 years on Wall Street as an investment banker, where he focused on mergers, acquisitions, and corporate finance transactions. From August 1996 to 2000, Mr. Huntsman served at Donaldson, Lufkin and Jenrette Securities Corporation until their merger with Credit Suisse First Boston where he served until October 2001. Mr. Huntsman earned a Bachelor's Degree from Columbia University and a Master of Business Administration Degree from The Wharton School at the University of Pennsylvania. He also studied at the London School of Economics as a Kohn Fellowship recipient.

Harry Spielberg joined our Board of Directors in January 2001. Since January 1996, Mr. Spielberg has been the Director of Cosentini Information Technologies’ Audiovisual Group, a division of the consulting engineering firm Cosentini Associates. Prior to 1996, Mr. Spielberg served as Vice-President, Engineering for Media Facilities Corp. and Barsky & Associates. Mr. Spielberg received a Bachelor’s Degree in Psychology from the State University of New York.

Security holders who would like to send communications to the Board may do so by submitting such communications to ClearOne Communications, Inc., 1825 Research Way, Salt Lake City, Utah 84119, Attention: Corporate Secretary (through October 31, 2006); or ClearOne Communications, Inc., 5225 Wiley Post Way, 5th Floor, Salt Lake City, Utah 84116, Attention: Corporate Secretary (after November 1, 2006). The communications with then be forwarded to the Board. The Board suggests, but does not require, that such submissions include the name and contact information of the security holder making the submission and a description of the matter that is the subject of the communication.

Director Compensation and Committees

All of our directors serve until their successors are elected and have qualified to serve as directors. We pay the Chairman of the Board $4,000 per month and all other nonemployee directors $2,000 per month for their services to us as directors. Directors who are also employed by us do not receive compensation for their services as directors.

Dal Bagley, at the time a director, served as a consultant to the Company from November 2002 through January 2004 and was paid $5,000 per month for his services. He consulted with the Company’s management on mergers and financial matters on an as needed basis. Mr. Bagley’s services were performed pursuant to an oral agreement, the terms of which were approved by the Board of Directors.

Our Board of Directors currently has two standing committees; namely, an audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act and a compensation committee. The Company currently does not have a formal nominating committee but is in the process of developing one including drafting a written charter under which the committee will operate. A nominating committee and charter will be in place well in advance of the Company’s next annual meeting. The Board of Directors does accept and review candidate nominations as described in the Nomination of Director Candidates section below.

The Audit Committee. The audit committee assists the board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for the appointment, retention, compensation, and oversight of our principal accountants. The audit committee is currently composed of Brad R. Baldwin, Larry R. Hendricks, and Scott M. Huntsman (Chair). The board has determined that Mr. Hendricks is a financial expert and is independent within the meaning of National Association of Securities Dealers (“NASD”) Rule 4200(a)(15). None of the members of the audit committee is a current or former employee of the company or any of its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the principal accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the principal accountants the auditors’ independence from management and the Company including the matters in the written disclosure and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and considered the compatibility of nonaudit services with the accountants’ independence. The Committee also discussed with the principal accountants any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Committee discussed with the Company’s principal accountants the overall scope and plans for their audits. The Committee meets with the principal accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Each member of the Audit Committee is an independent director as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. That is, the Board of Directors has determined that none of the audit committee members has a relationship to the Company that would interfere with that person’s exercise of independent judgment in carrying out the responsibilities of a director.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2006 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s principal accountants.

Respectfully submitted by the members of the Audit Committee.

Brad R. Baldwin
Larry R. Hendricks
Scott M. Huntsman (Chair)

The Board of Directors has adopted a written charter for the audit committee setting out the functions the Committee is to perform. A copy of the charter is attached to the proxy statement as Appendix A.

The Compensation Committee. The compensation committee makes recommendations to the Board of Directors regarding remuneration of our executive officers and directors and administers the incentive plans for our directors, officers, and key employees. The compensation committee is currently composed of Edward Dallin Bagley (Chair), Brad R. Baldwin, and Scott M. Huntsman.

With the exception of Mr. Bagley, the directors who serve on the compensation committee are all “independent” for purposes of the rules of the National Association of Securities Dealers. That is, the Board of Directors has determined that none of the compensation committee members, apart from Mr. Bagley, has a relationship to the Company that would interfere with that person’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Mr. Bagley, as beneficial owner of 14.3% of the Company’s common stock, is not independent. However, because of Mr. Bagley’s financial experience and knowledge of the Company and its operations, the Board of Directors has determined that his inclusion on the compensation committee is in the best interests of the Company and its shareholders.
Compensation Committee Interlocks and Insider Participation. The Compensation Committee during fiscal 2006 was composed of Edward Dallin Bagley, Brad R. Baldwin and Scott M. Huntsman. This same composition exists today. Mr. Bagley also served as a consultant to the Company from November 2002 through January 2004 and was paid $5,000 monthly for his services. No interlocking relationships exist between any member of the Company’s Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an executive officer or an employee of the Company or its subsidiaries.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has provided the following report:

Committee’s Responsibilities - The Committee sets the overall compensation principles for the Company, subject to annual review. In consultation with the Chief Executive Officer, it establishes the individual compensation levels for Company executives.

Executive Compensation Policy - ClearOne Communications, Inc.’s compensation goals for executive officers are as follows:

•	To attract and retain quality talent
•	To use incentive compensation to reinforce strategic performance objectives
•	To align the interest of the executives with the interests of the shareholders such that risks and rewards of strategic decisions are shared

All compensation is tax deductible for the Company, except for the compensation that qualifies for incentive stock option tax treatment.

Base Compensation - The Committee believes that executive officer base compensation needs to be competitive with market rates and makes salary decisions in coordination with the Chief Executive Officer. Certain executive officers received salary increases for fiscal 2006 from fiscal 2005 base pay rates.

Quarterly/Annual Bonus Plan - The fiscal year 2006 annual bonus plan was developed to reward executives based on meeting or exceeding certain internal financial objectives that were created by the executive team and the Company’s Board of Directors. The financial objectives were established in the beginning of the fiscal year and were based on the Company’s revenues, gross margin, and a certain discretionary amount. Objectives were established for each fiscal quarter, together with an annual objective. If a quarterly objective was met, a bonus was paid for that quarter. If a quarterly objective was not met, then no related bonus was paid. Executives were not allowed to make up a missed quarterly bonus based on subsequent performance.

Long-Term Incentive Compensation - The Compensation Committee uses employee stock options for long-term executive compensation as a means of achieving the compensation goals previously described. Options are granted under the Company’s 1998 Stock Option Plan (the “Plan”). The Compensation Committee, in consultation with the Chief Executive Officer, determines the number of options granted to each executive. Factors bearing on the number of options granted to an executive include his or her position, individual performance, and contribution to the Company’s overall performance.

Option grants under the Plan permit a recipient to purchase shares of Company stock at a fixed price (the market price on the date the option is granted). Options granted to executive officers typically vest over three years. Vesting schedules are based on three-year vesting schedules, with one-third vesting on the first anniversary and the remaining options vesting ratably over the remainder of the vesting term. Vested options must be exercised at least 90 days after leaving the Company. No options were granted to executive officers during fiscal 2006.

Employment and Severance Agreements - The Company has not entered into Employment Agreements with any of its named executive’s officers. All officers of the Company are employed at will and can be terminated without cause. All employees of the Company have signed Confidentiality Agreements to keep certain information confidential.

The preceding Compensation Committee Report and the Company Stock Performance Graph (set forth below) will not be incorporated by reference into any of the Company’s filings, past or future, that may be made pursuant to the U.S. Securities laws.

Respectfully submitted by the members of the Compensation Committee.

Edward Dallin Bagley (Chair)
Brad R. Baldwin
Scott M. Huntsman

Meetings of the Board of Directors and Committees

The Board of Directors held ten meetings during fiscal 2006. The audit committee held 22 meetings during fiscal 2006. The compensation committee held six meetings during fiscal 2006. In 2006, each director attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served.

Nomination of Director Candidates

Security holders may recommend candidates for nomination as directors. Any such recommendations should include the nominee’s name, home and business addresses, and other contact information, detailed biographical data, and qualifications for board membership, along with information regarding any relationships between the candidate and ClearOne within the last three fiscal years. Any such recommendations should be sent to:

ClearOne Communications, Inc.		ClearOne Communications, Inc.
1825 Research Way		5225 Wiley Post Way, 5th Floor
Salt Lake City, Utah 84119	OR	Salt Lake City, Utah 84116
Attention: Corporate Secretary		Attention: Corporate Secretary
(through October 31, 2006)		(after November 1, 2006)

Code of Ethics

On August 23, 2006, the Board of Directors adopted a code of ethics that applies to our Board of Directors, executive officers, and employees, a copy of which was included as an exhibit to our Form 10-K for the period ended June 30, 2006.

 Executive Officers

Our executive officers as of October 12, 2006 are as follows:

Name	Age	Position with ClearOne Communications, Inc.
Zee Hakimoglu	53	President, Chief Executive Officer, and Member of the Board of Directors
Tracy A. Bathurst	42	Vice-President of Product Line Management
Greg A. LeClaire	37	Vice-President of Finance
Marthes Solamuthus	33	Vice-President of Operations

For the biography of Ms. Hakimoglu, see "Nominees for Director."

Tracy A. Bathurst joined us in September 1988 and held several positions with us until he was named Vice-President of Product Line Management in January 2005. He was most recently ClearOne’s Director of Research and Development and has nearly 20 years experience in defining and developing communications-related products and technology. Mr. Bathurst has lead the design and development of ClearOne’s high performance audio and telecommunications equipment. He earned a Bachelor of Science degree in Industrial Technology from Southern Utah University.

Greg A. LeClaire joined us in September 2006 as our Vice President of Finance. Mr. LeClaire served as Vice President of Finance and Administration with Livedeal.com, an early stage online classifieds website, from April 2006 to August 2006. He held a 12-year career in a variety of senior finance and accounting positions with Utah Medical Products (UTMD), a publicly traded specialty medical device company, including serving as Vice President and Chief Financial Officer from January 2001 to April 2006. He earned a Bachelor of Science degree in Accounting from the University of Utah and a Master of Science degree in Management from Stanford University.

Marthes Solamuthu joined us in August 2006. From January 2001 to August 2006, Mr. Solamuthu was Senior Operations Manager for Venture Corporation, one of the world’s largest contract manufacturing companies, where he oversaw two manufacturing plants and had full responsibility for large-scale production, materials purchasing, planning, engineering, quality, program management and sales. He earlier held a variety of senior manufacturing positions with Ericsson Mobile, Motorola and Western Digital. He earned a bachelor’s degree in mechanical engineering from Technology University, in Malaysia. In addition to English, Solamuthu speaks Bahasa (spoken in Malaysia and Indonesia), Chinese (Cantonese) and Tamil (spoken in India).

Executive Compensation

Summary Compensation

The following table sets forth for the periods indicated the compensation paid to or accrued for the benefit of each person who served as the Company’s Chief Executive Officer during fiscal 2006 and the next four most highly compensated executive officers who were serving as executive officers on June 30, 2006 (collectively referred to herein as the “named executive officers”). The position identified in the table for each person is the position they held with the Company as of June 30, 2006.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
					Securities
				Other	Under-	All
				Annual	lying	Other
	Fiscal		Paid	Compen-	Options	Compen-
Name and Position	Year	Salary	Bonus	sation[1]	/SARS	sation[2]

Chief Executive Officer
Zee Hakimoglu	2006	$200,000	$67,455	-	-	$2,810
President and
Chief Executive Officer[3]	2005	$193,077	$64,529	-	100,000	$17,330
	2004	$75,293	$2,359	-	50,000	$388

Executive Officers as of June 30, 2006

Tracy A. Bathurst[4]	2006	$120,000	$115,263	-	-	$2,116
Vice-President[5]
	2005	$113,065	$30,676	-	20,000	$898
	2004	$104,584	-	-	5,000	$637

Craig E. Peeples	2006	$124,308	$20,000	-	-	$1,278
Interim Chief Financial Officer and Corporate Controller[6]

Werner H. Pekarek	2006	$164,616	$49,466	-	-	$2,596
Vice-President[7]
	2005	$70,031	$34,408	-	45,000	$17,573

Joseph P. Sorrentino	2006	$175,000	$63,946	-	-	$1,682
Vice-President[8]
	2005	$104,327	$99,729	-	55,000	$13,363
____________

[1]	The Company did not pay or provide perquisites or other benefits during the periods indicated by any named executive officer in an aggregate amount exceeding $50,000.
[2]	These amounts reflect our contributions to our deferred compensation plan, 401(k) plan, or severance compensation on behalf of the named executive officers.

[3]	Ms. Hakimoglu served as our Vice-President of Product Line Management from December 1, 2003 to July 8, 2004 when she was named as our President and Chief Executive Officer.
4 Mr. Bathurst received a $68,850 bonus related to expired options and an associated release of claims.
5 Mr. Bathurst was named Vice-President of Product Line Management in January 2005.
6 Mr. Peeples was employed by the Company on August 22, 2005 as our Corporate Controller. From September 20, 2005 to September 17, 2006, he also served as our Interim Chief Financial Officer.
7 Mr. Pekarek was employed by the Company on January 4, 2005. Mr. Pekarek was succeeded by Marthes Solamuthu as Vice-President of Operations on August 21, 2006.
8 Mr. Sorrentino was employed by the Company from November 15, 2004 to September 26, 2006.

Options/SAR Grants in Last Fiscal Year

We did not grant any stock options or stock appreciation rights (“SARs”), to the named executive officers during fiscal 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth the aggregated stock options exercised by the named executive officers in fiscal 2006 and the year-end value of in-the-money, unexercised options:

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED JUNE 30, 2006
AND FISCAL YEAR-END OPTION VALUES

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options	Options
	Shares		at FY-End (#)	at FY-End ($)
	Acquired	Value	Exercisable/	Exercisable/
Name and Position	on Exercise (#)	Realized ($)[1]	Unexercisable	Unexercisable[2]

Chief Executive Officer

Zee Hakimoglu	-	$-	101,388/48,612	$ -/$-

Executive Officers as of June 30, 2006

Tracy A. Bathurst	-	$-	68,902/16,098	$ -/$-

Craig E. Peeples	-	$-	-/-	$ -/$-

Werner H. Pekarek	-	$-	21,250/23,750	$ -/$-

Joseph P. Sorrentino	-	$-	29,027/25,973	$ -/$-
____________

1 Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.
2 Based on the market price of $3.50 per share, which was the closing selling price of our common stock on the Pink Sheets on the last business day of fiscal 2006, less the option exercise price payable per share.

Employment Contracts and Change in Control Arrangements with Named Executive Officers

Employment Agreements

As of the end of our 2006 fiscal year, none of the named executive officers was party to an employment or severance agreement with us, and each named executive officer’s employment was on an “at-will” basis, permitting either the Company or each officer to terminate his or her employment for any reason or for no reason.

Settlement Agreements and Releases

On February 20, 2006, we entered into a settlement agreement and release with DeLonie Call, the Company’s former Vice-President - Human Resources, in connection with the cessation of her employment, which generally provided for her resignation from her positions and employment with the Company, the payment of severance in the amount of $93,300, her surrender of 145,000 stock options (86,853 of which were vested) and a general release of claims against the Company. In accordance with the terms of our stock option plans, any unvested stock options terminated on the date of termination of such persons’ employment with the Company.

Stock Option Plan

Under the 1998 Plan, our Board of Directors has the authority to automatically accelerate the vesting of each outstanding option granted to a named executive officer in the event of specified corporate transactions, including a change in control events designated in the 1998 Plan, whether or not the outstanding option is assumed or substituted in connection with the corporate transaction or change in control event.

STOCK PERFORMANCE GRAPH

The following graph compares what an investor’s five-year cumulative total return (assuming reinvestment of dividends) would have been assuming $100 initial investments on June 30, 2001, for the Company’s Common Stock and the two indicated indices.

Cumulated shareholder return data respecting the Nasdaq Composite Index are included as the comparable broad market index. The peer group compared is the Morgan Stanley Technology Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Officers and Directors. The Company’s bylaws and the Utah Revised Business Corporation Act provide for indemnification of directors and officers against reasonable expenses incurred by such persons in connection with civil or criminal actions or proceedings to which they have been made parties because they are or were directors or officers of the Company or its subsidiaries. Indemnification is permitted if the person satisfies the required standards of conduct. Certain of the litigation matters described in “Item 3. Legal Proceedings” of the Company’s Form 10-K for the year ended June 30, 2006 involved certain of the Company’s current and former directors and officers, all of whom are covered by the aforementioned indemnity and if applicable, certain prior period insurance policies. The Company has indemnified such persons for legal expenses incurred by them in such actions and has sought reimbursement from its insurance carriers. The Company cannot predict with certainty the extent to which the Company will recover the indemnification payments from its insurers. The Company has made payments to the law firms representing such current and former directors and officers in the aggregate amount of approximately $1.7 million during the period from January 2003 through August 31, 2006.

Joint Prosecution and Defense Agreement. In connection with the Insurance Coverage Action described under the caption “Item 3. Legal Proceedings” of the Company’s Form 10-K for the year ended June 30, 2006, the Company and its counsel entered into a Joint Prosecution and Defense Agreement dated as of April 1, 2004 with Edward Dallin Bagley, Chairman of the Board of Directors, and his counsel, which generally provides that ClearOne and Mr. Bagley will jointly prosecute their claims against the carriers of certain prior period directors and officers liability insurance policies and jointly defend the claims made by the insurance carriers in order to reduce litigation expenses.

In the litigation, ClearOne is generally pursuing claims to recover the policy limits of certain officer and director liability insurance policies and Mr. Bagley is pursuing related claims to recover losses he incurred as a result of such carriers’ refusal to pay the policy limits which refusals caused ClearOne to enter into a settlement agreement in the class action litigation that diluted Mr. Bagley’s shareholdings in ClearOne. The agreement, as amended, provides that the two law firms shall jointly represent ClearOne and Mr. Bagley, the parties shall cooperate in connection with the conduct of the litigation and that ClearOne shall pay all litigation expenses, including attorneys’ fees of its counsel and Mr. Bagley’s counsel, except litigation expenses which are solely related to Mr. Bagley’s claims in the litigation. In February 2005, we entered into a confidential settlement agreement with Lumbermens Mutual pursuant to which ClearOne and Mr. Bagley received a lump-sum cash amount and the plaintiffs agreed to dismiss their claims against Lumbermens Mutual with prejudice. The cash settlement will be held in a segregated account until the claims involving National Union have been resolved, at which time the amounts received in the action will be allocated among the Company and Mr. Bagley and any proceeds to the Company will be recognized in the consolidated financial statements. The Joint Prosecution and Defense Agreement does not explain any allocation method and no allocation discussions have occurred. On October 21, 2005, the court granted summary judgment in favor of National Union on its rescission defense and accordingly entered a judgment dismissing all of the claims asserted by ClearOne and Mr. Bagley. On February 2, 2006, the Company and Mr. Bagley filed an appeal to the summary judgment granted on October 21, 2005 and intend to vigorously pursue the appeal and any follow-up proceedings regarding their claims against National Union, although no assurances can be given that they will be successful.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT (BENEFICIAL OWNERSHIP REPORTING COMPLIANCE)

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3 and reports of changes of ownership of our equity securities on Forms 4 and 5. Officers, directors, and greater than 10 percent shareholders are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the reports and amendments to reports furnished to us, we believe that all reports required by Section 16(a) were filed on a timely basis, except that the Form 4 dated March 16, 2006 for DeLonie Call was filed late.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of August 31, 2006 by (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding common stock, (ii) each director, (iii) the named executive officers, and (iv) all of our executive officers and directors as a group. Each person has sole investment and voting power with respect to the shares indicated, subject to community property laws where applicable, except as otherwise indicated below. The address for each director and officer is in care of ClearOne Communications, Inc., 1825 Research Way, Salt Lake City, Utah 84119 until November 1, 2006, after which the address will be 5225 Wiley Post Way, 5th Floor, Salt Lake City, Utah 84116.

Names of Beneficial Owners	Amount of Beneficial Ownership	Percentage of Class[1]
Beneficial Owners
FMR Corp.	824,487	6.4%
Royce & Associates Inc.	651,644	5.1%
Graham Partners LP	642,650	5.0%

Total	2,118,781	16.5%

Directors and Executive Officers
Edward Dallin Bagley[2]	1,837,351	14.3%
Brad R. Baldwin[3]	214,416	1.7%
Zee Hakimoglu[4]	118,055	0.9%
Harry Spielberg[5]	75,250	0.6%
Tracy A. Bathurst[6]	72,038	0.6%
Larry R. Hendricks[7]	41,750	0.3%
Scott M. Huntsman[8]	41,750	0.3%
Joseph P. Sorrentino[9]	35,138	0.3%
Werner Pekarek[10]	26,250	0.2%
Craig E. Peeples[11]	0	0.0%

Directors and Executive Officers as a Group
(10 people)[12]	2,461,998	19.2%

1 For each individual included in the table, the calculation of percentage of beneficial ownership is based on 12,184,727 shares of common stock outstanding as of August 31, 2006 and shares of common stock that could be acquired by the individual within 60 days of August 31, 2006, upon the exercise of options or otherwise.

2 Includes 126,166 shares held by Mr. Bagley’s spouse with respect to which he disclaims beneficial ownership and options to purchase 166,750 shares that are exercisable within 60 days after August 31, 2006.

3 Includes 88,666 shares held in the Baldwin Family Trust; 9,000 shares owned directly, which are held in an IRA under the name of Mr. Baldwin; and options to purchase 116,750 shares that are exercisable within 60 days after August 31, 2006.

4 Includes options to purchase 118,055 shares that are exercisable within 60 days after August 31, 2006.

5 Includes options to purchase 75,250 shares that are exercisable within 60 days after August 31, 2006.

6 Includes options to purchase 71,540 shares that are exercisable within 60 days after August 31, 2006.

7 Includes options to purchase 41,750 shares that are exercisable within 60 days after August 31, 2006.

8 Includes options to purchase 41,750 shares that are exercisable within 60 days after August 31, 2006.

9 Includes options to purchase 35,138 shares that are exercisable within 60 days after August 31, 2006.

10 Includes options to purchase 26,250 shares that are exercisable within 60 days after August 31, 2006.

11 Includes options to purchase 0 shares that are exercisable within 60 days after August 31, 2006.

12 Includes options to purchase a total of 693,233 shares that are exercisable within 60 days after August 31, 2006 by executive officers and directors.

Changes in Control

The Company is not aware of any arrangements which may result in a change in control of the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Hansen, Barnett & Maxwell,, a professional corporation, as principal accountants for the Company for the two fiscal years ended June 30, 2005 and 2006. The selection of the Company’s auditors for the current fiscal year is not being submitted to the shareholders for their consideration in the absence of a requirement to do so. The selection of the independent auditors for fiscal 2007 will be made by ClearOne’s Audit Committee of the Board of Directors, at such time as they may deem it appropriate.

It is anticipated that a representative of Hansen, Barnett & Maxwell will attend the Annual Meeting and will be available to respond to questions. It is not anticipated that the representative will make any statement or presentation, although the representative will have an opportunity to do so if he desires.

Audit Fees

During fiscal 2006 and 2005, Hansen, Barnett & Maxwell billed ClearOne Communications $205,165 and $237,121, respectively for professional services rendered by our principal accountant for the audit of our financial statements, review of financial statements included in our quarterly reports and other fees that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. KPMG LLP billed the Company $26,947 and $27,097, during fiscal 2006 and 2005, respectively, for reissuing its opinion in ClearOne’s latest 10-K filings.

Neither Hansen, Barnett & Maxwell nor any of its members have ever had any direct or indirect financial interest in the Company or been connected with the Company as promoter, underwriter, voting trustee, director, officer, or employee.

Audit Related Fees

The Company did not pay its principal accountant any audit-related fees during fiscal 2006 or 2005.

Tax Fees
The Company did not pay its principal accountant any tax fees during fiscal 2006 or 2005.

All Other Fees

The Company did not pay its principal accountant any other fees during fiscal 2006 or 2005.

Audit Committee

It is the Company’s policy that the Audit Committee pre-approves all audit, tax and related services. All of the services described under the prior five headings were approved in advance by our Audit Committee. No items were approved by the audit committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. The Audit Committee has considered whether the provision of the services performed by our principal accountant is compatible with maintaining the principal accountant’s independence.

OTHER MATTERS

The Board of Directors knows of no other matter to be presented for action at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the postage-prepaid envelope enclosed for that purpose at your earliest convenience.

Annual Report

This Proxy Statement has been preceded or accompanied by an Annual Report. Shareholders are referred to such reports for financial and other information about the activities of the Company, but such report is not to be deemed a part of the proxy soliciting material.

Deadline for Receipt of Shareholder Proposals

The Company currently anticipates the Annual Meeting in 2007 will be held on or about November 19, 2007. Any shareholder desiring to submit a proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2007 Annual Meeting of Shareholders should transmit such proposal to the Secretary of the Company on or before June 15, 2007. For any other proposal that a shareholder wishes to have considered at the Company’s 2007 Annual Meeting, the shareholder must notify the Company of the proposal on or before August 31, 2007. Proposals for which the Company receives notice after that time will be considered untimely and the persons serving as proxies will have discretionary authority to vote on such matter at the meeting.

FOR THE BOARD OF DIRECTORS

/s/ Zeynep Hakimoglu
Zeynep Hakimoglu, President, Chief Executive Officer,
and Member of the Board of Directors

Salt Lake City, Utah
October 12, 2006

APPENDIX A

CLEARONE COMMUNICATIONS, INC.
AUDIT COMMITTEE CHARTER

(effective September 27, 2006)

PURPOSE AND AUTHORITY

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of ClearOne Communications, Inc. ("ClearOne"):

(a) assists the Board in fulfilling its responsibilities for general oversight of: (1) ClearOne's financial reporting processes and the audit of ClearOne's financial statements, including the integrity of ClearOne's financial statements, (2) ClearOne's compliance with legal and regulatory requirements, (3) the independent auditors' qualifications and independence, (4) the performance of ClearOne's independent auditors, and (5) risk assessment and risk management;

(b) prepares the report required by the proxy rules of the Securities and Exchange Commission (the "SEC") to be included in ClearOne's annual proxy statement; and

(c) has the additional duties and responsibilities set forth in Section IV below.
The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties, and the Committee shall receive appropriate funding, as determined by the Committee, from ClearOne for payment of compensation to the outside legal, accounting or other advisors employed by the Committee.

I.	Membership

The Committee shall consist of at least three directors, each of whom shall meet the independence and experience requirements of the applicable stock exchange listing standards, as determined by the Board. In particular, the Chairman of the Audit Committee shall have accounting or related financial management experience. In addition, no Committee member may have participated in the preparation of the financial statements of ClearOne or any of ClearOne's current subsidiaries at any time during the past three years. The members of the Audit Committee shall be appointed by the Board.

II.	Meeting and Procedures

The Committee shall convene at least six times each year, with additional meetings called as the Committee deems appropriate. The Committee Chair is responsible for the agenda, including input from management, staff and other Committee and Board members as appropriate. A majority of the Committee members shall be present to constitute a quorum for the transaction of the Committee's business. The Committee shall meet regularly in separate executive sessions and also in private sessions with management and the independent auditors to facilitate full communication. The Committee shall be given open access to the Chairman of the Board, ClearOne executives and independent auditors, as well as ClearOne’s books, records, facilities and other personnel.

III.	Duties and Responsibilities

The Committee shall:
1.
Review and reassess annually the adequacy of this charter and submit the charter for approval of the full Board. The Committee also shall conduct an annual self valuation of the Committee's performance and processes.

2.
Appoint, evaluate and compensate the independent auditors, which shall report directly to the Committee, and oversee the rotation of the independent auditors' lead audit and concurring partners at least once every five years and the rotation of other audit partners at least once every seven years, with applicable time-out periods, in accordance with SEC regulations. The Committee shall determine whether to retain or, if appropriate, terminate the independent auditors.

3.
Review and approve in advance the scope of the fiscal year's independent audit and the audit fee, establish policies for the independent auditors' activities and any fees beyond the core audit, approve in advance all non-audit services to be performed by the independent auditors that are not otherwise prohibited by law and associated fees, and monitor the usage and fees paid to the independent auditors. The Committee may delegate to the Chair of the Committee the authority, with agreed limits, to pre-approve non-audit services not prohibited by law to be performed by the independent auditors. The Chair shall report any decisions to pre-approve such services to the full Committee at its next meeting.

4.
Review and discuss with the independent auditors their annual written statement delineating all relationships or services between the independent auditors and ClearOne, or any other relationships or services that may impact their objectivity and independence.

5.	Set clear hiring policies for employees or former employees of the independent auditors, and monitor compliance with such policies.

6.	Review with management and the independent auditors:

(a)
ClearOne's annual audited and quarterly financial statements, including ClearOne's disclosures in "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to being published;

(b)	the results of the independent auditors' audit and the independent auditors' opinion on the annual financial statements;

(c)
the independent auditors' judgments on the quality, not just the acceptability, and consistent application of ClearOne's accounting principles, the reasonableness of significant judgments, clarity of disclosures and underlying estimates in the financial statements;

(d)	changes in accounting principles or application thereof, significant judgment areas, significant and complex transactions and off-balance sheet structures, if any; and

(e)
any disagreements between management and the independent auditors, about matters that individually or in the aggregate could be significant to ClearOne's financial statements or the independent auditors' report, and any serious difficulties the independent auditors encountered in dealing with management related to the performance of the audit.

7.	Recommend to the Board whether the audited financial statements should be included in ClearOne's Annual Report on Form 10-K, before the report is released.

8.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

9.	Discuss earnings press releases, as well as corporate disclosure policies with respect to financial information and earnings guidance provided to analysts and ratings agencies.

10.
At least annually, obtain from and review a report by the independent auditors describing (a) the independent auditors' internal quality control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any governmental or professional inquiry or investigation within the preceding five years regarding any audit performed by the independent auditors, and any steps taken to deal with any such issues.

11.	Review the adequacy and effectiveness of ClearOne's disclosure controls and procedures.

12.
Review the adequacy and effectiveness of ClearOne's internal controls, including any significant deficiencies in such controls and significant changes or material weaknesses in such controls reported by the independent auditors or management, and any fraud, whether or not material, that involves management or other ClearOne employees who have a significant role in such controls.

13.	Review the adequacy and effectiveness of ClearOne's information security policies and the internal controls regarding information security.

14.
Review with management the results of its review of compliance with applicable laws and regulations and ClearOne's Standards of Business Conduct, and review with management the results of its review of compliance with applicable listing standards.

15.
Assure that procedures are established for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by ClearOne's employees of concerns regarding questionable accounting or auditing matters and compliance with the Standards of Business Conduct.

16.	Receive and, if appropriate, respond to attorneys' reports of evidence of material violations of securities laws and breaches of fiduciary duty and similar violations of U.S. or state law.

17.	Review significant risks or exposures relating to litigation and other proceedings and regulatory matters that may have a significant impact on ClearOne's financial statements.

18.	Review the results of significant investigations, examinations or reviews performed by regulatory authorities and management's response.

19.	Review and approve all "related party transactions," as defined in applicable SEC rules.

20.
Obtain reports from management and the independent auditor that ClearOne’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and ClearOne’s Code of Conduct, including disclosures of insider and affiliated party transactions.

21.	Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

22.	Meet at least quarterly with the chief financial officer and the independent auditor in separate executive sessions.

23.	Consider such other matters regarding ClearOne's financial affairs, its controls, and the independent audit of ClearOne as the Committee, in its discretion, may determine to be advisable.

24.	Report regularly to the Board with respect to the Committee's activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and ClearOne’s Code of Conduct.

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